EXHIBIT 4.2

Date: May 8, 2008

Roswell Capital Partners, LLC, a Georgia Limited Liability Company
1120 Sanctuary Parkway, Suite 325
Alpharetta, GA 3004 (the “Agent”)

BridgePointe Master Fund Ltd., a Cayman Islands Exempted Company
1120 Sanctuary Parkway, Suite 325
Alpharetta, GA 3004 (“BridgePointe”)

CAMOFI MASTER LDC, a Cayman Islands Limited Duration Company
c/o Centrecourt Asset Management
350 Madison Avenue, 8th Floor
New York City, NY 10017(“CAMOFI”)

Alternative Construction Technologies, Inc.
2910 Bush Drive
Melbourne, FL 32935
United States (the “Borrower”)

Re:	Blocked Deposit Accounts - Alternative Construction Technologies, Inc.

Gentlemen/Ladies:

THIS AGREEMENT Re: Blocked Deposit Accounts dated as of May 8, 2008 (the “Agreement”), is executed by and among:
THE PRIVATEBANK AND TRUST COMPANY (the “Bank”), on the one side, and
The Borrower, BridgePointe, CAMOFI (BridgePointe and CAMOFI are collectively referred to herein as the “Lenders”), and the Agent on the other side.
This Agreement is executed pursuant to that certain Line of Credit Agreement dated as of May 8, 2008, executed by and among the Borrower, the Lenders, the Bank and the Agent as amended from time to time (the “Loan Agreement”), and shall serve as instructions regarding the operation and procedures for the bank account(s) described below.

1. Lockbox and Account Identification. This Agreement applies to the account that has been established at the Bank and is identified in Exhibit A attached hereto (the “Lockbox Account”) and the address box that has been established with the Bank and is identified in Exhibit B attached hereto (the “Lockbox”). The Bank has received from the Borrower an executed PrivateBank Lockbox Services Agreement in connection with the opening of the Lockbox and the Lockbox Account (the “PLSA”), and the Bank has established the Lockbox into which checks for the Borrower are to be processed. The Eligible Clients (as defined in the Loan Agreement) of the Borrower have been, or will be instructed irrevocably to remit (i) all envelopes containing Items (as hereinafter defined) to be processed through the Lockbox and (ii) all electronic funds transfer payments to the appropriate address set forth on the PLSA. Each remittance will be processed in accordance with the terms of this Agreement, the PLSA and the Bank’s standard operating procedures.

2. The Lockbox and Lockbox Account.

(a) The Lenders and the Borrower hereby agree that the Lockbox is being established for the sole purpose of receiving checks and other forms of collections, if any, from customers of the Borrower. The Borrower hereby agrees and confirms that it has no right or ability to direct the checks or documents held or received in the Lockbox or to make a claim against the Bank or the Lender in furtherance of the Lenders’ rights hereunder.

The PrivateBank and Trust Company
May 8, 2008

(b) The Lockbox has been established with the Bank in the name of the Borrower, for the purpose of receiving Items from customers for deposit into a Lockbox Account. The Borrower will not be entitled to give instructions to the Bank with respect to the Lockbox Account and the Bank will not be responsible for any loss arising from the Bank’s failure to act in accordance with such Borrower’s instructions. The Bank will process all Items received in the Lockbox as provided herein and will, on each day that banks in Chicago, Illinois are not authorized or required to be closed for the conduct of commercial banking business (a "Business Day"), credit the total amount thereof to the Lockbox Account. Electronic funds transfers from customers each on account of the receivables of the Borrower payable by such customers, shall also be deposited into the Lockbox Account. The Lenders and the Borrower hereby instruct the Bank, and the Bank agrees, on each Business Day to transfer, via federal wire transfer or ACH, the total of (A) all deposits received in the Lockbox Account the prior Business Day, minus (B) the sum of all outstanding and unpaid Charges (as hereinafter defined) or Chargebacks (as hereinafter defined) which the Bank is permitted to debit or offset against deposits in the Lockbox Account pursuant to the terms of this Agreement, to the Lenders pursuant to wire instructions to be provided by the Agent. The Agent, the Lenders and the Borrower hereby irrevocably instruct the Bank, and the Bank agrees, on each Business Day to transfer, via federal wire transfer the available balance in the Lockbox Account to an account at the Bank in the name of the Agent.

(c) The Borrower agrees and confirms that it has no dominion or control whatsoever over funds held in the Lockbox Account, and the Borrower hereby disclaims any right of any nature whatsoever to control or otherwise direct or make any claim against Bank (including, without limitation, any claim for conversion or other similar statutory or common law claim) for the Items deposited to, electronic funds transfers credited to, and any other funds on deposit in the Lockbox Account from time to time. The Bank has no obligation to determine the source of payments received into the Lockbox or Lockbox Account.

3. Lien. The Borrower has granted to the Lenders a continuing lien on and security interest in the Lockbox and Lockbox Account and all amounts from time to time on deposit therein. The parties hereto agree that this Agreement complies with Section 9-104(a)(2) of the Illinois Uniform Commercial Code with regard to the Lockbox Account.

4. Duties. The Bank agrees to take such action with respect to the Lockbox Account as shall from time to time be specified in any writing purportedly from the Agent as provided herein. The Borrower and the Lenders agree that (a) the Bank has no duty to monitor the balance of the Lockbox Account; (b) the Lenders, through the instructions of the Agent, may at any time make withdrawals from the Lockbox Account and take any and all actions with respect to the Lockbox Account, and the Bank is hereby authorized to honor any instructions with respect to Lockbox Account (including withdrawals therefrom) which purport to be from the Agent (in each case without notifying or obtaining the consent of the Borrower); (c) the Bank may, without further inquiry, rely on and act in accordance with any instructions it receives from (or which purport to be from) the Agent with respect to the Lockbox Account, notwithstanding any conflicting or contrary instructions it may receive from the Borrower, and the Bank shall have no liability to the Lenders, the Borrower or any other person in relying on and acting in accordance with any such instructions; (d) the Bank shall have no responsibility to inquire as to the form, execution, sufficiency or validity of any notice or instructions delivered to it hereunder, nor to inquire as to the identity, authority or rights of the person or persons executing or delivering the same; and (e) the Bank shall have one (1) Business Day within which to act in accordance with any notice or instructions from the Agent with respect to the Lockbox Account received prior to noon Chicago, Illinois time and two (2) Business Days within which to act in accordance with any notice or instructions from the Agent with respect to the Lockbox Account received later than noon Chicago, Illinois time. Notwithstanding the preceding terms of this Section 4, it is expressly understood and agreed that any direction or request by the Agent with respect to the Lockbox Account will apply only to deposits in the Lockbox Account that are (A) reasonably believed by the Bank to be finally and unconditionally collected, or (B) collected funds initially deposited into any of the Lockbox Account by ACH that are no longer subject to reversal under the operating rules of the National Automated Clearing House Association, and the Agent shall make withdrawals from the Lockbox Account only via fedwire or by electronic transfer to another account maintained with the Bank or another financial institution.

The PrivateBank and Trust Company
May 8, 2008

Notwithstanding anything to the contrary contained in this Agreement, the Bank shall immediately cease all transfers of funds pursuant to this agreement upon the commencement of any bankruptcy, receivership, insolvency, reorganization, dissolution or liquidation proceedings by or against the Borrower (a “Bankruptcy Filing”), provided, however, that such suspension shall in no way effect the rights of the Bank to debit the Lockbox Account for amounts due under this Agreement. From and after the date on which the Bank receives notice of such Bankruptcy Filing, the Bank shall hold all funds deposited in the Lockbox Account. Upon receipt by the Bank of an appropriate order from a court of competent jurisdiction, the Bank shall thereafter resume any transfer of funds pursuant to this agreement.

5. Deposit of Items. The Borrower and the Lenders irrevocably direct and authorize the Bank, and the Bank agrees to process for deposit to the Lockbox Account the checks, drafts, or other orders for the payment of money (collectively, “Items”) as set forth in the lockbox services agreement between the Borrower and the Bank, in the form of that attached as Exhibit C (the “Lockbox Services Agreement”).

6. Information. The Bank shall provide the Agent with (a) all regular monthly account statements covering deposits to and withdrawals from the Lockbox Account (with a copy to the Borrower unless the Bank has been otherwise directed in writing by the Agent to send such statements to another person), (b) upon request, images of all Items (which Items shall be maintained by the Bank in the sequence processed and retained by the Bank for five (5) years as legal records), and (c) such other information with respect to the Lockbox Account as the Agent may from time to time reasonably request. The Borrower hereby consents to such information being provided to the Lenders and agrees to pay all expenses in connection therewith.

7. Exculpation; Indemnity. The Bank undertakes to perform only such duties as are expressly set forth herein. Notwithstanding any other provisions of this Agreement, the parties hereby agree that the Bank shall not be liable for any action taken by it or any of its directors, officers, agents or employees in accordance with this Agreement, including, without limitation, any action so taken at the Agent’s request, except direct damages attributable to the Bank’s or such person’s own gross negligence or willful misconduct. In no event shall the Bank be liable for any (i) losses or delays resulting from acts of God, war, computer malfunction, interruption of communication facilities, labor difficulties or other cause beyond the Bank’s reasonable control, or (ii) for any other damages, including, without limitation, indirect, special, punitive or consequential damages, or to any third party as a result of any actions taken or omitted by the Bank in accordance with this Agreement. The Borrower and the Lenders agree, severally and not jointly, to indemnify and hold the Bank harmless from and against all costs, damages, claims, judgments, attorneys’ fees (whether such attorneys shall be regularly retained or specialty employed), expenses, obligations and liabilities of every kind and nature which the Bank may incur, sustain or be required to pay (other than solely, as a result of the Bank’s gross negligence or willful misconduct or the gross negligence or willful misconduct of any of the Bank’s directors, officers, agents or employees) in connection with or arising out of this Agreement, the Lockbox Account or the Lockbox, and to pay to the Bank on demand the amount of all such costs, damages, judgments, attorneys’ fees, expenses, obligations and liabilities (including, without limitation, the amount of any overdraft created in the Lockbox Account resulting from a Chargeback being charged to the Lockbox Account or from debiting the Lockbox Account for fees owed to the Bank described in Section 8 hereof). Nothing in this Section 7, and no indemnification of the Bank hereunder, shall affect in any way the indemnification obligations of the Borrower to the Lenders under the Loan Agreement. The provisions of this Section 7 shall survive termination of this Agreement.

The PrivateBank and Trust Company
May 8, 2008

8. Charges. In consideration of the services of the Bank in establishing, maintaining, and conducting transactions through the Lockbox Account and Lockbox, the Bank has established, and the Borrower hereby agrees to pay the fees and other charges for the Lockbox Account (collectively, the “Account Charges”), together with any and all other expenses incurred by the Bank in connection with this Agreement, the Lockbox Account, and the Lockbox, including, but not limited to, the reasonable legal fees of the Bank, including the fees of the Bank’s internal counsel, of every kind and nature, paid or incurred by the Bank in enforcing its rights and remedies under this Agreement, or in connection with defending against any defense, cause of action, claim, counterclaim, setoff or cross-claim based on any act of commission or omission by the Bank with respect to this Agreement, the Lockbox Account or Lockbox (collectively with the Account Charges, the “Charges”).

The Borrower agrees and authorizes the Bank to debit the Lockbox Account for the amount of such Charges. In the event there are insufficient funds in the Lockbox Account, then the Lenders will be jointly and severally responsible, upon request of the Bank, to pay the amount of the Charges to the Bank, in immediately available funds, within one (1) Business Day after receipt of such notice, provided that any such liability of the Lender to the Bank shall in no way release the Borrower from liability to the Lender under the Loan Agreement and shall not impair the Lender’s rights and remedies against Borrower, by way of subrogation or otherwise, to collect all such Charges. The Bank reserves the right to change any or all of the fees and charges according to annual review, upon not less than ten (10) days written notice to the Borrower and the Agent.

9. Chargebacks. All Items deposited in, and electronic funds transfers credited to, the Lockbox Account and then returned unpaid or returned (or not finally settled) for any reason (collectively, “Chargebacks”) will be handled in the following manner:

(a) Any Item which is returned because of insufficient or uncollected funds or otherwise dishonored for any reason will be charged back to the Lockbox Account.

(b) Any returns, reversals or Chargebacks relating to electronic funds transfers or deposits into the Lockbox Account, or merchant card, debit card or credit card transactions involving the Lockbox Account will be charged back to the Lockbox Account.

The Bank will notify the Borrower of any and all Chargebacks which have been charged back to the Lockbox Account by reporting the return of such Items (or electronic funds transfers) to the persons identified in Section 14 hereof. The returned Item will be sent to the Borrower along with a debit advice. The Agent will also receive a copy of each such returned Item and the debit advice, provided, however, that after receipt of written notice from the Agent, the Bank will send the returned Item directly to the Agent.

In the event there are insufficient funds in the Lockbox Account to cover such Chargebacks, upon receipt of notice from the Bank of the occurrence of such Chargebacks, the Lenders agree to pay the amount of the Chargebacks to the Bank, in immediately available funds, within one (1) Business Day after receipt of such notice, provided that any such liability of the Lenders to the Bank shall in no way release the Borrower from liability to the Lender under the Loan Agreement and shall not impair the Lenders’ rights and remedies against Borrower, by way of subrogation or otherwise, to collect all such Chargebacks.

10. Irrevocable Agreement. The Borrower acknowledges that the agreements made by it and the authorizations granted by it herein are irrevocable and that the authorizations granted in Sections 2 and 3 are powers coupled with an interest.

11. Set-off. The Bank waives all of its existing and future rights of set-off and banker’s liens against the Lockbox Account and all Items (and proceeds thereof) that come into possession of the Bank in connection with the Lockbox Account, except those rights of set-off and banker’s liens arising in connection with (a) any charges, fees, expenses, payments and other amounts for which the Borrower and/or the Lenders are responsible to the Bank (including, without limitation, any of the foregoing with respect to cash management services provided by the Bank to the Borrower, including, but not limited to, funds transfer (origination or receipt), trade, lockbox, commercial card, investment, disbursement, reconcilement, stop payment, positive pay, automatic investment, imaging, and information services), (b) Chargebacks, (c) Charges, and (d) amounts owed to the Bank pursuant to Sections 6 and 7 hereof.

The PrivateBank and Trust Company
May 8, 2008

12. Miscellaneous. This Agreement is binding upon the parties hereto and their respective successors and assigns (including any trustee of the Borrower appointed or elected in any action under the Bankruptcy Code) and shall inure to their benefit. Neither the Borrower nor the Lenders may assign their respective rights hereunder unless the prior written consent of the Bank is obtained, which shall not be unreasonably withheld. Neither this Agreement nor any provision hereof may be changed, amended, modified or waived, except by an instrument in writing signed by the parties hereto. Any provision of this Agreement that may prove unenforceable under any law or regulation shall not affect the validity of any provision hereof. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Illinois without regard to conflict of laws provisions. Any action in connection with this Agreement shall be brought in the courts of the State of Illinois, located in Cook County, or the courts of the United States of America for the Northern District of Illinois. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds, irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of said courts. Each party hereto intentionally, knowingly and voluntarily irrevocably waives any right to trial by jury in any proceeding related to this Agreement. This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument.

13. Agent’s Obligation to Lenders. The Agent shall cause funds to be disbursed out of the Lockbox Account only in conformity with Section 6(c) of the Line of Credit Agreement by and between the Company and the Lenders, of date even herewith.

14. Termination and Resignation. This Agreement may be terminated by the Lenders upon thirty (30) days’ prior written notice to the Bank. The Bank may, at any time upon thirty (30) days’ prior written notice to the Lenders and the Borrower, terminate this Agreement and close the Lockbox Account.

15. Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a business day before 4:00 P.M. (Chicago, Illinois time) (but only if such telecopied document is also delivered by another method permitted by this Agreement by the next banking business day), or, if not, on the next succeeding banking business day; or (c) if delivered by reputable overnight courier, the banking business day on which such delivery is made by such courier.

Notices shall be addressed as follows:

Agent:	Roswell Capital Partners, LLC 1120 Sanctuary Parkway, Suite 325 Alpharetta, GA 30004 Attn: Chadwick Douglas McIntyre Telecopy: 770-777-5844

Lender:	BridgePointe Master Fund Ltd. 1120 Sanctuary Parkway, Suite 325 Alpharetta, GA 30004 Attn: Chadwick Douglas McIntyre Telecopy: 770-777-5844

Lender:	CAMOFI MASTER LDC c/o Centrecourt Asset Management 350 Madison Avenue, 8th Floor New York City, NY 10017 Facsimile: 646-758-6751 Attn: Michael Loew, Esq., General Counsel

The PrivateBank and Trust Company
May 8, 2008

Bank:
The PrivateBank and Trust Company
70 West Madison Street, Suite 200
Chicago, Illinois 60602

Attn:
Mark Veach
Managing Director
Phone: 404-926-2428
e-mail: MVeach@ThePrivateBank.com

Zennie Lynch
Associate Managing Director
Phone: 404-926-2431
e-mail: ZLynch@ThePrivateBank.com

Colleen Conaty
Associate Managing Director
Phone: 404-926-2405
e-mail: CConaty@ThePrivateBank.com

Borrower:	Alternative Construction Technologies, Inc. 2910 Bush Drive Melbourne, FL 32935 United States Attn: Michael Hawkins Phone: 321-421-6601 Fax: 321-308-0320

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 14.

[Signature Page to Follow]

Signature Page to Blocked Deposit Account Agreement

This Agreement has been executed and delivered by each of the parties hereto by a duly authorized officer of each such party on the date first set forth below.

ALTERNATIVE CONSTRUCTION TECHNOLOGIES, INC.		BRIDGEPOINTE MASTER FUND LTD

By:		By:

Name:		Name:

Its:		Its:	Its:

CAMOFI MASTER LDC		ROSWELL CAPITAL PARTNERS, LLC

By:		By:

Name:	Name:	Name:	Name:

Its:	Its:	Its:	Its:

ACCEPTED AND AGREED TO as of this
_______ day of _____________, _________.

THE PRIVATEBANK AND TRUST COMPANY

By:

Name:

Title:

EXHIBIT B

LOCKBOX

Address Box - First Class Mail:

Alternative Construction Technologies
P.O. Box 534674
Atlanta, GA 30353-4674

Address Box - Overnight Mail by special couriers should be sent to the actual site address listed below and should reflect the Lockbox Number and Name in the reference section of the airbill:

PNC c/o Alternative Construction Technologies
Lockbox Number 534674
1669 Phoenix Parkway, Suite 210
College Park, GA 30349
Title

EXHIBIT C

FORM OF LOCKBOX SERVICES AGREEMENT

A form of the Lockbox Services Agreement is attached.

LOCKBOX SERVICE

This lockbox service (the “Service”) provides you with lockbox mail collection services for remittance payments from your customers with access to images of those payments and accompanying remittance documents received through your lockbox (the “Lockbox”).

Mail Account. You will advise your customers to send checks, drafts, and other orders for the payment of money to be processed under this Service ("Items") to the lockbox address in Annex A. You will instruct your customers (a) to send Items to the Lockbox by means of a check, draft or money order and (b) not send cash or business reply mail to the Lockbox. You will direct your customers not to use the Lockbox for any purpose other than sending Items. The PrivateBank and Trust Company (the “Bank”) may terminate the Service and close the Lockbox in the event you fail to comply with these requirements. We will pick up mail containing Items at the U.S. Post Office from time to time in accordance with our regular lockbox collection schedules. You authorize the Bank to act as your agent and to have exclusive and unrestricted access to the Lockbox for the purposes of collecting mail therein.

Your relationship to the Bank as a depositor will commence only when Items are credited to your Account. Prior to such time, we will be a bailee as to the Items in our possession.

Inspection of Items. Each Banking Day, we will open the envelopes picked up from the lockbox and will remove their contents. Every day is a Banking Day except Saturdays, Sundays and holidays observed by the Bank. We may, at our option, perform the Services on a day other than a Banking Day. We may refuse to accept any mail which we deem inappropriate, including packaging, boxes and C.O.D. mail. Checks shall not be deemed to have been received by the Bank until picked up by the Bank from the United States Post Office. Items contained in the envelopes will be inspected and handled as follows:

•
Payees. An Item not bearing an acceptable payee designation will not be deposited in the Account. If a necessary endorsement of a payee (other than yours) is missing, the Item will not be deposited into the Account. Checks payable to an acceptable payee name and another party must be endorsed by such second party in order to be processed. If not endorsed, the check will not be processed.

•
Dates. An Item will be deposited into the Account even though it is stale-dated, post-dated or does not bear a date. Checks dated (1) more than 6 months prior to the date of presentation, or (2) more than 5 days after the date of receipt may not be processed in the Bank’s sole discretion. Notwithstanding the foregoing, the Bank shall have no liability for processing an Item that may be undated, stale, or post-dated.

•
Amounts. If the written and numeric amounts of an Item differ, the written amount will control over the numeric amount unless the written amount is ambiguous. If the amount of an Item cannot be determined or if the amount is missing altogether, the Item ill not be deposited into the Account.

•
Drawer's Signature. If the drawer's signature is missing, we will deposit the Item into the Account and affix a stamp requesting the drawee bank or other payor to contact the drawer for authority to pay the Item.

•	Alterations. An item which appears to us to have been materially altered will not be deposited into the Account.

•
Other Language. The Bank does not generally inspect the back sides of an Item and shall not be under any obligations to isolate and not process Items bearing restrictive legends or endorsements on the fronts (e.g., “paid in full”, “final payment” or words of similar meaning). The Bank will not process an Item if the Bank discovers that such Item contains any legend or endorsement or is accompanied by written matter purporting to restrict the nature of payment or that is intended to modify your contractual rights. Such an Item, if discovered, will be delivered to you.

•
Endorsement. You hereby irrevocably make, constitute and appoint, the Bank (and all persons designated by the Bank for such purpose) as your true and lawful attorney-in-fact to endorse your name (or acceptable designated payee name) on all such Item(s) with the endorsement “Credit to the account of the within-named payee” or words of similar effect.

•
International Payments. An Item denominated in foreign currency and drawn upon a foreign bank will not be deposited into the Account but will be submitted for collection only. An appropriate advice will be forwarded to you. We will not be responsible for fluctuation in exchange rates.

Record Maintenance. All deposited Items will be digitally imaged and the imaged record will be retained by the Bank in accordance with our policies and procedures. To obtain copies in addition to the Deposit Advices of the recorded Items, you must contact us and additional charges may be imposed for furnishing additional photocopies to you.

Processing Procedures. Items found acceptable for deposit will be encoded, endorsed, and deposited into the Account. The endorsement will be our standard endorsement for lockbox items, as it reads from time to time, and this endorsement will be the binding endorsement of the payee of the Item. We will process Items and make deposits throughout each Banking Day. During each Banking Day, we will make available to you images of the following:

•	Deposited Items

•	Accompanying Documents

We will send back to you the originals of the following:

•	Except for Items denominated in a foreign currency, original Items unacceptable for deposit, accompanying documents and other miscellaneous written communications received through the lockbox.

Images; Retention and Truncation. We will make images of the documents listed above available to you through PrivateLockbox Web or by delivering to you a CD ROM or other agreed upon physical medium. Images may be viewed through PrivateLockbox Web. Use of PrivateLockbox Web is subject to the separate terms and conditions for that service (including hours of availability), which we will provide to you if you elect to use it. If you elect to receive images on a physical medium, we will deliver a CD ROM or other physical medium to you daily, weekly or monthly as you request.

We will handle original Items and present them for payment according to our procedures in effect from time to time. Certain original documents that are too large or otherwise cannot be scanned will be returned to you. We will destroy the originals of all other documents three (3) days after we receive them. We retain image files for a limited period of time, which may change from time to time and which we will tell you upon request. Beyond that time, the best way to ensure availability of images or copies of your Items and other documents is to download them from PrivateLockbox Web and/or take delivery of the images on CD ROM or other physical medium that you can keep. If the image of a particular document (other than an Item) is not legible, we will be unable to produce another image or copy if you tell us after we have destroyed the original. We will not be liable to you if an image is not legible.

Microfilm. All deposited Items will be microfilmed in processing sequence for reference purposes. We will retain the microfilm for a period consistent with our policy in effect from time to time and will provide photocopies of deposited Items to you upon timely request and payment of our retrieval and photocopying charges.

Returned Items; Adjustments. We will notify you of returned Items. We will have the right to credit or debit the Account to correct processing mistakes that are capable of correction. Copies of credit or debit advices will be sent to you.

Cooperation. You agree to assign appropriate contact(s) to work with our personnel for the establishment and operation of lockbox services. You agree to follow reasonable procedures specified by us from time to time that are necessary for the efficient operation of this Service.

Special Instructions. You will deliver to the Bank any special instructions that are applicable to the Service. We will use our best efforts to comply with such special instructions but we shall not be obligated to do so in the event such special instructions conflict with our established procedures or result in additional expenses.

Obligations of the Bank. We will exercise care in selecting employees or agents to pick up and deliver the contents of the Lockbox (“the Bank Designees”) or in selecting third party providers to assist us in the offer of the Service. In the event of a loss caused by such third parties or the Bank Designee’s negligence or misconduct, the Bank’s sole obligation will be to exercise its best efforts, at your costs and expense, to assist you in obtaining repayment from the responsible party. The Bank shall exercise its best efforts in determining the optimum time to pick up mail at the Lockbox and the best carrier to deliver that mail to its operations center. However, the Bank shall not be liable in the event the chosen pickup time and carrier prove not to result in the earliest possible availability of funds. Your account will be back-valued as necessary to compensate customer in the event any check is deposited late.

Termination; Liquidated Damages. Either you or we may terminate this Service as provided elsewhere in this Terms and Conditions. If, however, you terminate this Service before you have used it for twelve (12) consecutive months for any reason other than our failure to reasonably perform our obligations hereunder, you will pay to us, as liquidated damages and not as a penalty, an amount equal to sixty percent (60%) of our average monthly billings to you for this Service multiplied by the number of months remaining until the end of the 12-month period. Any mail received by us in the lockbox after the termination date will be sent to the address specified by you for a period of three (3) months. You will pay us our charges for forwarding any mail.

[Date]

Signed by:

[name of the client]	The PrivateBank and Trust Company

[name and title]	[name and title]

Annex A

[lockbox address]